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                            February 23, 2021

       Michael L. Sapir
       Chief Executive Officer
       ProShares Trust II
       7501 Wisconsin Avenue
       Suite 1000E
       Bethesda, MD 20814

                                                        Re: ProShares Trust II
                                                            Registration
Statement on Form S-3
                                                            Filed February 16,
2021
                                                            File No. 333-253163

       Dear Mr. Sapir:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eric
Envall at (202) 551-3234 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance